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To The Shareholders and Trustees
Upright Investments Trust

We have audited the accompanying statement of assets and liabilities of the Upright Investments Trust (comprised of the Upright Growth Fund) as of July 13, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets and liabilities is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets and liabilities. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of assets and liabilities presentation. Our procedures included confirmation of cash held by the custodian as of July 13, 1998, by correspondence with the custodian. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities referred to above presents fairly, in all material respects, the financial position of the Upright Growth Fund as of July 13, 1998, in conformity with generally accepted accounting principles.




McCurdy & Associates CPA's, Inc.
Westlake, Ohio
July 13, 1998
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                        UPRIGHT INVESTMENTS TRUST
                   STATEMENT OF ASSETS AND LIABILITIES
                              JULY 13, 1998





                                         Upright Growth Fund

ASSETS:
  Cash in Bank                                $100,000
    Total Assets                               100,000


NET ASSETS                                    $100,000


NET ASSETS CONSIST OF:
  Capital Paid In                             $100,000


OUTSTANDING SHARES
  Unlimited Number of Shares
  Authorized Without Par Value                  10,000


NET ASSET VALUE AND REDEMPTION PRICE PER SHARE     $10.00

MAXIMUM OFFERING PRICE PER SHARE (NET
ASSET VALUE PLUS SALES CHARGE OF 3.00%)            $10.30

























See Accountants' Audit Report
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                        UPRIGHT INVESTMENTS TRUST
                      NOTES TO FINANCIAL STATEMENTS
                              July 13, 1998


1.  ORGANIZATION
    Upright Investments Trust (the "Trust") is an open-end manage-ment investment company organized as a business trust under the laws of the State of Delaware under a Certificate of Formation dated March 4, 1998. The Certificate of Formation provides for an unlimited number of authorized shares of beneficial interest, which may, without shareholder approval, be divided into an unlimited number of series of such shares, and which presently consist of one series of shares for the Upright Growth Fund.

    The Fund uses an independent custodian and transfer agent. No transactions other than those relating to organizational matters and the sale of 10,000 Shares of the Upright Growth
    Fund have taken place to date.

2.  RELATED PARTY TRANSACTIONS
    As of July 13, 1998, all of the outstanding shares of the Fund were owned by David Y. S. Chiueh. A shareholder who beneficially owns, directly or indirectly, more than 25% of the Fund's voting securities may be deemed a "control person" (as defined in the 1940 Act) of the Fund. David Y. S. Chiueh is an officer of Upright Financial Corporation, the Fund Advisor. He is also an officer and trustee of the Fund.

    Upright Financial Corporation, the Fund's investment adviser, is registered as an investment adviser under the Investment Advisers Act of 1940. As compensation for Upright Financial Corporation's services rendered to the Fund, such Fund pays a fee, computed at an annual rate of 1.50% of its average daily net assets.

    Upright Financial Corporation is the Fund's administrator and transfer agent. As compensation for Upright Financial's services rendered to the Fund, such Fund pays a fee computed at an annual rate of .45% of its average daily net assets.

    3.  CAPITAL STOCK AND DISTRIBUTION
    At July 13, 1998, an unlimited number of shares were authorized and paid in capital amounted to $100,000 for the Upright Growth Fund. Transactions in capital stock were as follows:

    Shares Sold:
      The Upright Growth Fund                      10,000

    Shares Redeemed:
      The Upright Growth Fund                           0

    Net Increase:
      The Upright Growth Fund                      10,000
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    Shares Outstanding:
      The Upright Growth Fund                      10,000





4.  SALES CHARGE
    The sales charge for shares of the Fund are outlined below:

                            As a % of
    Investment            Offering Price      Net Amount Invested

    Up to      $49,999         3.0%                    3.09%
    $ 50,000 -  99,999         2.5%                    2.56%
    $100,000 - 249,999         2.25%                   2.30%
    $250,000 - 499,999         1.75%                   1.78%
    $500,000 - 749,999         1.50%                   1.52%
    $750,000 - 999,999         1.25%                   1.27%
    $1 million and up           .75%                    .76%
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